Calculation of Filing Fee Tables
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ELBIT SYSTEMS LTD
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Ordinary Shares, par value NIS 1 per share	457(r)	1,570,267	$ 379.84	$ 596,450,217.28	0.0001531	$ 91,316.53
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 596,450,217.28		$ 91,316.53
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 91,316.53
Offering Note
[1]	1a. Includes 204,817 Ordinary Shares that may be offered upon the exercise of the underwriters' option to purchase additional Ordinary Shares. 1b. Publicly communicated offering price. 1c. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices for the Registrant's Ordinary Shares as reported on the Nasdaq Global Select Market on May 14, 2025.